                                                               EXHIBIT (99)(j)


                 CONSENT OF MCDONALD & COMPANY SECURITIES, INC.


         We hereby consent (i) to the use of our opinion letter to the Board of Directors of Professionals Insurance Company Management Group ("Professionals Group") included as Annex E to the Joint Proxy Statement/Prospectus relating to the transaction provided for by that certain First Amended and Restated Agreement and Plan of Merger dated as of October 3, 1997 by and among Professionals Group, PICOM Insurance Company and Physicians Protective Trust Fund and (ii) to all of the summaries of and references to our firm and such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                         /s/ MCDONALD & COMPANY SECURITIES, INC.

                                             MCDONALD & COMPANY SECURITIES, INC.
April 27, 1998